Exhibit 99.1

Press Release
CONTACT:
Andrew Spender
Vice President
Corporate Communications
+1 203 316 3286
andrew.spender@gartner.com
Gartner Reports Financial Results for Fourth Quarter and Full Year 2010
Contract Value was $978 Million, Highest in Gartner’s History, Up 25% YoY
Full Year 2010 Diluted Income per Share was $0.96, Up 13% YoY
Full Year 2010 Free Cash Flow was $191.8 Million, Up 31% YoY
STAMFORD, Conn., February 7, 2011 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for fourth quarter and full year 2010, and provided its preliminary financial outlook for 2011.
For fourth quarter 2010, total revenue was $382.3 million, up 17% year-over-year excluding the impact of foreign exchange and 16% as reported. Net income increased 43% and Normalized EBITDA increased 25% to $72.5 million. Diluted income per share was $0.37 compared to $0.26 per share for fourth quarter 2009. Both the fourth quarter of 2010 and 2009 were negatively impacted by Acquisition Adjustments totaling $(0.02) per share after-tax. Diluted Income Per Share Excluding Acquisition Adjustments was $0.39 for fourth quarter 2010 and $0.28 for fourth quarter 2009. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA and Diluted Income Per Share Excluding Acquisition Adjustments.
For full year 2010, total revenue was $1,288.5 million, an increase of 13%, and net income was $96.3 million. Normalized EBITDA was $230.4 million, an increase of 20% over 2009. Diluted income per share was $0.96 compared to $0.85 in 2009. The 2010 net income and diluted income per share were negatively impacted by Acquisition Adjustments totaling $22.0 million pre-tax, or $(0.14) per share after-tax. The 2009 results were positively impacted by tax benefits not expected to recur totaling $4.7 million, or $0.05 per share and negatively impacted by Acquisition Adjustments totaling $2.9 million pre-tax, or $(0.02) per share after-tax. Diluted Income Per Share Excluding Acquisition Adjustments was $1.10 for 2010 and $0.87 for 2009.
Gene Hall, Gartner’s chief executive officer, commented, “We achieved record levels of new business and contract value, our client and wallet retention metrics improved for the fifth consecutive quarter, and many of our other key business metrics continued to accelerate during the fourth quarter. We delivered double-digit revenue, normalized EBITDA and EPS growth for the full year 2010 and expect to deliver double-digit growth across those measures in 2011 as well.”
Business Segment Highlights
Research
Revenue for fourth quarter 2010 was $230.6 million, up 19% year-over-year excluding the impact of foreign exchange. Gross contribution margin improved 2 percentage points year-over-year to 65%.
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For full year 2010, revenue was $865.0 million, up 14% year-over-year excluding the impact of foreign exchange. Gross contribution margin was 65% for both periods.
Contract value was $977.7 million at December 31, 2010, up 25% year-over-year and the highest reported contract value in Gartner’s history. Year-over-year, contract value increased 20% excluding the impact of foreign exchange. Client and wallet retention rates for fourth quarter 2010 were 83% and 98%, respectively, up from 78% and 87% for 2009. The 2009 metrics exclude the acquisitions of AMR Research and Burton Group.
Consulting
Revenue for fourth quarter 2010 was $89.3 million, up 11% year-over-year excluding the impact of foreign exchange. Gross contribution margin increased 1 percentage point year-over-year to 42%.
For full year 2010, revenue was $302.1 million, up 6% year-over-year excluding the impact of foreign exchange. Gross contribution margin increased by 1 point, to 40%.
Fourth quarter 2010 utilization was 66% and billable headcount was 473. Backlog was $100.8 million at December 31, 2010, up almost 11% versus December 31, 2009. The 2009 metrics exclude the acquisitions of AMR Research and Burton Group.
Events
Revenue for fourth quarter 2010 was $62.4 million, up 21% year-over-year excluding the impact of foreign exchange. Gross contribution margin increased 6 percentage points year-over-year to 53%.
For full year 2010, revenue was $121.3 million, up 21% excluding the impact of foreign exchange. Gross contribution margin was 46%, an increase of 5 points.
During fourth quarter 2010, the Company held 12 events with 18,194 attendees. During full year 2010, the Company held 56 events with 37,219 attendees.
Cash Flow and Balance Sheet Highlights
Gartner generated cash provided by operating activities of $79.1 million during fourth quarter 2010 and $205.5 million during full year 2010. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) were $9.5 million for fourth quarter 2010 and $21.7 million for full year 2010. Free Cash Flow for full year 2010 was $191.8 million, an increase of 31% over 2009. See “Non-GAAP Financial Measures” for a definition of Free Cash Flow.
The Company had cash of $120.2 million at December 31, 2010. During 2010, the Company deployed its cash principally to repurchase 3.9 million of its shares and to pay down debt.
As of December 31, 2010, the Company had total debt of $220.2 million compared to total debt of $329.0 million at year-end 2009. The Company refinanced its debt in late 2010 to take advantage of favorable financing conditions and to obtain greater financial flexibility and liquidity through a larger revolving credit facility. The new credit arrangement provides for a five-year, $200.0 million term loan and a $400.0 million revolving credit facility.

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Preliminary Financial Outlook for 2011
Gartner also provided its preliminary financial outlook for 2011:
Projected Revenue

($ in millions)	2011 Projected	% Change

Research	$990 – 1,010	14% – 17%
Consulting	310 – 330	3% – 9%
Events	130 – 140	7% – 15%

Total Revenue	$1,430 – 1,480	11% – 15%
Projected Earnings and Cash Flow

($ in millions, except per share data)	2011 Projected	% Change

Diluted Income Per Share (1)	$1.29 – $1.41	34% – 47%
Normalized EBITDA (2)	$270 – 290	17% – 26%

Operating cash flow (3)	$250 – 270	22% – 31%
Capital Expenditures (3)	(39) – (41)

Free Cash Flow (2)	$211 – 229	10% – 19%

(1)	Includes a projected $(0.04) per share impact from AMR Research and Burton Group Acquisition Adjustments. In 2010, these charges were $(0.14) per share.

(2)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.

(3)	Includes approximately $15.0 million of estimated payments for the renovation of our Stamford headquarters facility. The accounting impact of these renovation payments increases both cash flow from operations and capital expenditures (investing activities) by the same amount and as a result has no net impact on Free Cash Flow. These expenditures are contractually reimbursable from the landlord.
Conference Call and Investor Day Information
Gartner has scheduled a conference call at 8:30 a.m. Tuesday, February 8, 2011, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for approximately 90 days following the call.
The Company will also host an Investor Day for institutional investors and sell-side analysts beginning at 9:00 a.m. eastern time on Wednesday, February 16, 2011 in Greenwich, Connecticut. The Investor Day is by invitation only and registration is required. It will also be webcast live via the Internet on the Company’s web site at http://investor.gartner.com and a replay will be available following the event. Please contact Germaine Scott at 203-316-3411 for further information.
Annual Meeting of Stockholders
Gartner will hold its 2011 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, June 2, 2011, at the Company’s offices in Stamford, Connecticut.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is the valuable partner to 60,000 clients in 11,000 distinct organizations. Through the resources of Gartner

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Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,500 associates, including 1,200 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that Normalized EBITDA, Diluted Income Per Share Excluding Acquisition Adjustments, and Free Cash Flow are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future.
Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock based compensation expense, Acquisition Adjustments, and Other charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.
Diluted Income Per Share Excluding Acquisition Adjustments: Represents diluted income per share excluding charges related to the acquisitions of AMR Research and Burton Group, which primarily consist of amortization of identifiable intangibles, fair value adjustments on pre-acquisition deferred revenue and certain non-recurring costs such as legal, consulting, severance and other exit costs (“Acquisition Adjustments”). We believe Diluted Income Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.
Free Cash Flow: Represents cash provided by operating activities excluding cash charges related to the acquisitions of AMR Research and Burton Group, which primarily consist of certain non-recurring costs such as severance and other exit costs (“Cash Acquisition and Integration Charges”), less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s projected 2011 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, the ability to expand or retain Gartner’s customer base; the ability to grow or sustain revenue from individual customers; the ability to retain and expand the professional staff of research analysts and consultants upon whom Gartner is dependent; the ability to achieve and effectively manage growth; the ability to pay Gartner’s debt obligations; the ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; the ability to carry out Gartner’s strategic initiatives and manage associated costs; the ability to effectively integrate the businesses of AMR Research and Burton Group; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on Gartner’s businesses and operations; general economic conditions; risks associated with the creditworthiness of governments and agencies; and all other risks described from time to time in Gartner’s

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reports filed with the Securities and Exchange Commission, including Gartner’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings can be found on Gartner’s website at www.gartner.com/investors and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2010 (a)	2009		2010 (a)	2009
Revenues:
Research	$230,552	$195,180	18%	$865,000	$752,505	15%
Consulting	89,321	81,506	10%	302,117	286,847	5%
Events	62,431	52,141	20%	121,337	100,448	21%

Total revenues	382,304	328,827	16%	1,288,454	1,139,800	13%
Costs and expenses:
Cost of services and product development	164,959	146,499	13%	552,238	498,363	11%
Selling, general and administrative	154,796	131,023	18%	543,174	477,003	14%
Depreciation	6,131	6,211	-1%	25,349	25,387	0%
Amortization of intangibles	2,531	416	>100%	10,525	1,636	>100%
Acquisition and integration charges	813	2,934	-72%	7,903	2,934	>100%

Total costs and expenses	329,230	287,083	15%	1,139,189	1,005,323	13%

Operating income	53,074	41,744	27%	149,265	134,477	11%
Interest expense, net	(6,047)	(2,927)	>100%	(15,616)	(16,032)	-3%
Other (expense) income, net	(300)	(414)	-28%	436	(2,919)	>100%

Income before income taxes	46,727	38,403	22%	134,085	115,526	16%
Provision for income taxes	10,033	12,687	-21%	37,800	32,562	16%

Net income	$36,694	$25,716	43%	$96,285	$82,964	16%

Income per common share:
Basic:	$0.38	$0.27	41%	$1.01	$0.88	15%
Diluted:	$0.37	$0.26	42%	$0.96	$0.85	13%

Weighted average shares outstanding:
Basic	95,895	95,493	0%	95,747	94,658	1%
Diluted	99,567	99,241	0%	99,834	97,549	2%

(a)	Includes the full three and twelve month results of AMR Research, Inc. and Burton Group, Inc., which were acquired in December 2009.

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contribution
	Revenue	Expense	Contribution	Margin
Three Months Ended 12/31/10 (a)
Research	$230,552	$81,333	$149,219	65%
Consulting	89,321	51,658	37,663	42%
Events	62,431	29,234	33,197	53%

TOTAL	$382,304	$162,225	$220,079	58%

Three Months Ended 12/31/09
Research	$195,180	$72,125	$123,055	63%
Consulting	81,506	47,721	33,785	41%
Events	52,141	27,496	24,645	47%

TOTAL	$328,827	$147,342	$181,485	55%

Twelve Months Ended 12/31/10 (a)
Research	$865,000	$300,473	$564,527	65%
Consulting	302,117	180,232	121,885	40%
Events	121,337	65,453	55,884	46%

TOTAL	$1,288,454	$546,158	$742,296	58%

Twelve Months Ended 12/31/09
Research	$752,505	$262,643	$489,862	65%
Consulting	286,847	174,748	112,099	39%
Events	100,448	59,503	40,945	41%

TOTAL	$1,139,800	$496,894	$642,906	56%

(a)	Includes the full three and twelve month results of AMR Research, Inc. and Burton Group, Inc., which were acquired in December 2009.

SELECTED STATISTICAL DATA

	December 31,		December 31,
	2010 (a)		2009
Research contract value	$977,710	(b)	$784,443	(b)
Research client retention	83%		78%
Research wallet retention	98%		87%
Research client organizations	11,601		10,492
Consulting backlog	$100,839	(b)	$90,891	(b)
Consulting—quarterly utilization	66%		68%
Consulting billable headcount	473		422
Consulting—average annualized revenue per billable headcount	$419	(b)	$435	(b)
Events—number of events for the quarter	12		13
Events—attendees for the quarter	18,194		15,634

(a)	Includes metrics for AMR Research, Inc. and Burton Group, Inc.

(b)	Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)
Reconciliation — Operating income to Normalized EBITDA (a):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2010	2009	2010	2009
Net income	$36,694	$25,716	$96,285	$82,964
Interest expense, net	6,047	2,927	15,616	16,032
Other expense (income), net	300	414	(436)	2,919
Tax provision	10,033	12,687	37,800	32,562

Operating income	$53,074	$41,744	$149,265	$134,477

Normalizing adjustments:
Depreciation, accretion, and amortization (b)	8,777	6,769	36,475	27,704
Stock-based compensation expense (c)	9,336	6,589	32,634	26,066
Pre-acquisition deferred revenue (d)	522	—	4,095	—
Acquisition and integration charges (e)	813	2,934	7,903	2,934

Normalized EBITDA	$72,522	$58,036	$230,372	$191,181

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of depreciation, accretion on obligations related to excess facilities, and amortization of intangibles.

(c)	Consists of charges for stock-based compensation awards determined in accordance with FASB ASC Topic 718.

(d)	Consists of non-cash fair value adjustments on pre-acquisition AMR Research and Burton Group deferred revenue. These amounts are amortized ratably over the life of the underlying contract.

(e)	Includes non-recurring cash charges incurred to acquire and integrate the acquisitions of AMR Research and Burton Group, such as legal, consulting, severance, and other costs.
Reconciliation — Diluted income per share to Diluted Income Per Share Excluding Acquisition Adjustments (a):

	Three Months Ended December 31,

	2010		2009
	After-tax		After-tax
	Amount	EPS	Amount	EPS
Diluted income per share	$36,694	$0.37	$25,716	$0.26
Acquisition adjustments, net of tax effect (b):
Amortization of intangibles (c)	1,519	0.02	—	—
Pre-acquisition deferred revenue (d)	316	—	—	—
Acquisition and integration charges (e)	492	—	1,775	0.02

Diluted Income Per Share Excluding Acquisition Adjustments (f)	$39,021	$0.39	$27,491	$0.28

	Twelve Months Ended December 31,

	2010		2009
	After-tax		After-tax
	Amount	EPS	Amount	EPS
Diluted income per share	$96,285	$0.96	$82,964	$0.85
Acquisition adjustments, net of tax effect (b):
Amortization of intangibles (c)	6,076	0.06	—	—
Pre-acquisition deferred revenue (d)	2,477	0.03	—	—
Acquisition and integration charges (e)	4,781	0.05	1,775	0.02

Diluted Income Per Share Excluding Acquisition Adjustments (g)	$109,619	$1.10	$84,739	$0.87

(a)	Diluted Income Per Share Excluding Acquisition Adjustments is based on GAAP diluted income per share adjusted for the per share impact of certain AMR Research and Burton Group acquisition adjustments, net of tax effect.

(b)	Acquisition adjustments reflect an effective tax rate of 39.5%.

(c)	Consists of non-cash amortization charges related to AMR Research and Burton Group intangibles.

(d)	Consists of non-cash fair value adjustments on pre-acquisition AMR Research and Burton Group deferred revenue. These amounts are amortized ratably over the life of the underlying contract.

(e)	Includes non-recurring cash charges incurred to acquire and integrate the acquisitions of AMR Research and Burton Group, such as legal, consulting, severance, and other costs.

(f)	Based on fully diluted shares of 99.6 million and 99.2 million in 2010 and 2009, respectively.

(g)	Based on fully diluted shares of 99.8 million and 97.5 million in 2010 and 2009, respectively.

SUPPLEMENTAL INFORMATION continued (in thousands)

	Selected Balance Sheet Data
	(unaudited and preliminary)
	December 31,

	2010	2009
Cash and cash equivalents	$120,181	$116,574
Fees receivable, net	364,818	317,598
Total assets	1,285,658	1,215,279
Deferred revenues	523,263	437,207
Total current and long-term debt	220,156	329,000
Total liabilities	1,098,602	1,102,744
Total stockholders’ equity	187,056	112,535

	Selected Cash Flow Data
	(unaudited and preliminary)
	Twelve Months Ended
	December 31,

	2010	2009
Cash provided by operating activities	$205,499	$161,937
Additions to capital expenditures	(21,694)	(15,142)
Cash paid for AMR & Burton acquisitions	(12,151)	(104,523)
Purchases of treasury shares	(99,820)	(3,744)
Net debt activity	(108,844)	(87,250)
Payments for debt issue costs	(4,783)	—
Reconciliation — Cash Provided by Operating Activities to Free Cash Flow (a):
(unaudited and preliminary)

	Twelve Months Ended
	December 31,

	2010	2009
Cash provided by operating activities	$205,499	$161,937

Adjustments:
Cash acquisition and integration charges	8,003	—
Additions to capital expenditures	(21,694)	(15,142)

Free Cash Flow	$191,808	$146,795

(a)	Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration charges less additions to capital expenditures.